October 23, 2017

Chanticleer Holdings, Inc.

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

Re:          Registration Statement on Form S-3 (Registration No. 333-220336)

Ladies and Gentlemen:

We have acted as U.S. securities counsel for Chanticleer Holdings, Inc., a Delaware corporation (the “Company”) in connection with the resale from time to time of up to 1,200,000 shares (the “Resale Shares”) of common stock, $0.0001 par value per share (the “Common Stock”) of the Company under a Registration Statement on Form S-3 (Registration No. 333-220336) (the “Registration Statement”) by the selling shareholders named in the Registration Statement, as more fully described in the Registration Statement. The Resale Shares subject to this opinion are to be issued upon exercise of currently outstanding Warrants (the “Warrants”).

In rendering our opinions set forth below, we have reviewed (i) the Company’s Certificate of Incorporation, as amended, and Bylaws; (ii) the Warrants; and (iii) such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We also have assumed ( i ) the authenticity of all documents submitted to us as originals; ( ii ) the conformity to the originals of all documents submitted to us as copies; ( iii ) the genuineness of all signatures; ( iv ) the legal capacity of natural persons; and ( v ) the exercise of the Resale Shares pursuant to the terms of the Warrants, which facts we will not independently verify.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that the Resale Shares have been duly and validly authorized, and upon the exercise of the Warrants in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the prospectus and any prospectus under the caption “Legal Matters”. In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

/s/ Libertas Law Group, Inc.